Exhibit 99.1

GAINSCO REPORTS 4th QUARTER AND YEAR 2004 RESULTS

     DALLAS, Texas, March 11, 2005 — GAINSCO, INC. (OTCBB: GNAC) today reported net income for the fourth quarter 2004 of $1.8 million. After the accretion of the discount on the Redeemable Preferred Stock of $0.9 million and dividends on the Redeemable Preferred Stock of $0.3 million, net income available to common shareholders for the fourth quarter 2004 was $0.6 million, or $0.03 per common share, basic and diluted.

     For the year ended December 31, 2004, net income was $5.5 million. After the accretion of the discount on the Redeemable Preferred Stock of $3.4 million and dividends on the Redeemable Preferred Stock of $1.1 million, net income available to common shareholders for the twelve months ended December 31, 2004 was $0.9 million, or $0.04 per common share, basic and diluted.

     “Our profit this quarter was due to the Company’s continued success in its nonstandard personal automobile insurance business and the realization of capital gains in its investment portfolio. With the capital restructuring transaction accomplished, the Company is now pursuing its long-term growth plan in nonstandard personal automobile insurance. We began writing business in Nevada and initiated our California program in the fourth quarter of 2004, giving us additional momentum going into 2005,” said Glenn W. Anderson, GAINSCO’s president and chief executive officer.

     The Company is now writing nonstandard personal auto insurance in the five states of Florida, Texas, Arizona, Nevada and California. As a result of the expansion and diversification efforts currently in place, the Company experienced significant growth in premiums written during the first two months of 2005. The Company’s implementation of its expansion plan is occurring in an increasingly competitive environment and could be adversely impacted by such market conditions.

     Net premiums written and earned for the quarters and twelve months ended December 31, 2004 and December 31, 2003, are as follows:

	Quarter ended		Twelve months ended
	December 31		December 31
	2004	2003	2004	2003
Net premiums written	$12,031	9,577	$43,553	34,582
Net premiums earned	$11,192	9,864	$39,066	34,389

The increases in Net premiums written and earned for all periods relate to the nonstandard personal auto business in Florida and the startup nonstandard personal auto operations in Texas, Arizona and Nevada.

     The Company’s capital base (total assets less total liabilities) at December 31, 2004 was $46.5 million. This amount consisted of Shareholders’ Equity of $12.9 million and three series of Redeemable Preferred Stock, which are classified under generally accepted accounting principles (“GAAP”) as mezzanine financing in the aggregate amount of $33.7 million. At December 31, 2004,

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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$3.9 million of unaccreted discount on Redeemable Preferred Stock was included in Shareholders’ Equity. At December 31, 2004, Shareholders’ Equity per common share was $0.61 (which includes unaccreted discount on Redeemable Preferred Stock of $0.19 per common share). Shareholders’ Equity less such unaccreted discount was $8.9 million or $0.42 per common share. The aggregate redemption value of Redeemable Preferred Stock at December 31, 2004 was its stated value of $37.6 million.

     Combined statutory policyholders’ surplus at the end of the fourth quarter 2004 was $41.5 million and compares to combined statutory policyholders’ surplus at September 30, 2004 of $39.8 million. The combined statutory policyholders’ surplus at the end of the fourth quarter 2004 does not include $0.5 million of after-tax, unrealized capital gains that existed in the statutory bond portfolios.

     The Company’s net unpaid claims and claim adjustment expenses (Unpaid claims and claim adjustment expenses of $95.5 million less Ceded unpaid claims and claim adjustment expenses of $37.0 million) at December 31, 2004 were $58.5 million, compared to $62.4 million (Unpaid claims and claim adjustment expenses of $100.5 million less Ceded unpaid claims and claim adjustment expenses of $38.1 million) at September 30, 2004. These balances do not include the beneficial effect of ceded reserves to a reinsurer under a reserve reinsurance cover agreement in the amount of $6.2 million at December 31, 2004, and $8.4 million at September 30, 2004 (the balances of which are included in Reinsurance balances receivable). The net reduction in the reserve balances from September 30, 2004 to December 31, 2004 is primarily attributable to the exiting of commercial lines and the ongoing settlement of the remaining commercial lines claims. In addition, there was favorable development in nonstandard personal auto.

     GAINSCO continued to exit the commercial lines business through the ongoing process of settling and reducing its remaining inventory of commercial claims. As of December 31, 2004, 264 commercial claims remained, compared to 327 at September 30, 2004 and 525 at December 31, 2003.

     GAAP ratios for the quarters and twelve months ended December 31, 2004 and December 31, 2003, are as follows:

	Quarter ended		Twelve months ended
	December 31		December 31
	2004	2003	2004	2003
Claims and Claims Adjustment Ratio	72.2%	82.4%	69.1%	74.2%
Expense Ratio	26.7%	18.4%	27.5%	30.9%

Combined Ratio	98.9%	100.8%	96.6%	105.1%

The expense ratio for the fourth quarter 2003 is lower than the same period in 2004 due to an increase in fourth quarter 2003 earned premiums and a decrease, for the same period 2003, in the allowance for doubtful accounts for reinsurance balances receivable associated with the Company’s commutation of a reinsurer’s participation on several reinsurance contracts. Also, the GAAP combined ratios and GAAP expense ratios presented above do not include expenses of the holding company.

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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     For the fourth quarter 2003, net income was $1.5 million. After the accretion of the discount on the Redeemable Preferred Stock of $0.8 million and the accrual of dividends on the Redeemable Preferred Stock of $0.2 million, net income available to common shareholders for the fourth quarter 2003 was $0.5 million, or $0.02 per common share, basic and diluted. For the twelve months ended December 31, 2003, net income was $3.4 million. After including the effect of the accretion of the discount on the Redeemable Preferred Stock of $3.0 million and the accrual of dividends on the Redeemable Preferred Stock of $0.7 million, net loss available to common shareholders for the twelve months ended December 31, 2003 was $0.4 million, or $0.02 per common share, basic and diluted. For all periods presented, the effects of common stock equivalents and convertible preferred stock are antidilutive. Therefore, basic and diluted per share results are reported as the same number.

     On January 21, 2005, the Company closed the restructuring transaction more fully described in the Company’s proxy statement dated December 22, 2004. The recapitalization substantially reduced and extended the Company’s previous Preferred Stock redemption obligations and resulted in cash proceeds to the Company of $8.7 million (before an estimated total of $2.2 million in transaction costs, of which $2.0 million was recorded as deferred expenses in Other assets at December 31, 2004, and $3.4 million used to redeem the Series C Preferred Stock). As a result of the restructuring transaction, the number of shares of Common Stock outstanding increased from 21,169,736 to 61,084,960. Goff Moore Strategic Partners, L.P. now owns 33% of the outstanding Common Stock of the Company, Robert W. Stallings, the Company’s Chairman of the Board, owns 22% and First Western Capital, LLC, a limited liability company owned by James R. Reis, owns 11%.

     GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida, Texas, Arizona, Nevada and California. Its insurance company subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc.

     Statements made in this release that are qualified with words such as “could be impacted,” etc. are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements, and they should not place undue reliance on such statements. These factors include, but are not limited to, (a) the change in operational risks associated with increased premium production and expansion into new markets or states, (b) heightened competition from existing competitors and new competitor entrants into the Company’s markets, (c) the extent to which market conditions firm up, the acceptance of higher prices in the market place and the Company’s ability to realize and sustain higher rates, (d) contraction of the markets for the Company’s business, (e) factors considered by A.M. Best in its rating of the Company and acceptability of the Company’s current A.M. Best rating of “B-” (Fair), with a stable outlook, or its future rating, to its end markets, (f) the Company’s ability to effectively adjust and settle remaining claims associated with its exit from the commercial insurance business, (g) the ongoing level of claims and claims-related expenses and the adequacy of claim reserves, (h) the outcome of pending litigation, (i) the effectiveness of investment strategies implemented by the Company’s internal investment manager, (j) continued justification of recoverability of goodwill in the future, (k) the availability of reinsurance and the ability to collect reinsurance recoverables, including amounts that may become recoverable from insurers with less than A.M. Best “Secure” ratings, (l) the limitation on the Company’s ability to use net operating loss

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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carryforwards as a result of constraints caused by ownership changes within the meaning of Internal Revenue Code Section 382, and (m) general economic conditions, including fluctuations in interest rates. In addition, the actual emergence of losses and loss expenses may vary, perhaps materially, from the Company’s estimates thereof, particularly with respect to new business and new markets, because (a) estimates of loss and loss expense liabilities are subject to large potential errors of estimation as the ultimate disposition of claims incurred prior to the financial statement date, whether reported or not, is subject to the outcome of events that have not yet occurred (e.g. jury decisions, court interpretations, legislative changes, subsequent damage to property, changes in the medical condition of claimants, public attitudes and social/economic conditions such as inflation), (b) estimates of losses do not make provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in the Company’s historical data base or which are not yet quantifiable, and (c) estimates of future costs are subject to the inherent limitation on the ability to predict the aggregate course of future events. A forward-looking statement is relevant only as of the date the statement is made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made. Please refer to the Company’s recent SEC filings for further information regarding factors that could affect the Company’s results.

—END—

[The GAINSCO, INC. and Subsidiaries Consolidated Statements of Operations and Other Information for the quarters and twelve months ended December 31, 2004 and December 31, 2003 follow.]

Release Date:	Friday, March 11, 2005 — FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-Investor Relations 214.647.0427
Richard M. Buxton, Senior Vice President 214.647.0428
Email address: ir@gainsco.com
Website: www.gainsco.com

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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GAINSCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter ended		Twelve months ended
	December 31		December 31
	2004	2003	2004	2003
Net premiums earned	$11,192	9,864	$39,066	34,389
Net investment income	540	719	2,309	3,128
Realized gains	1,000	784	1,910	2,050
Other income	1,637	1,040	5,592	4,762

Total revenues	14,369	12,407	48,877	44,329

Claims & CAE incurred	8,080	8,127	27,008	25,516
Commissions	1,464	1,030	5,816	4,117
Change in deferred acquisition costs	(151)	(161)	(1,090)	383
Interest expense	0	0	0	104
Underwriting and operating expenses	3,183	1,910	11,643	10,833

Income before Federal income taxes	1,793	1,501	5,500	3,376
Federal income taxes	0	0	(9)	0

Net income	$1,793	1,501	$5,509	3,376

Net income (loss) available to common shareholders	$587	516	$928	(389)

Income (loss) per common share, basic and diluted *	$0.03	0.02	$0.04	(0.02)

*	The effects of convertible preferred stock and common stock equivalents are antidilutive for both periods therefore, diluted earnings per share is reported the same as basic earnings per share.

GAINSCO, INC. AND SUBSIDIARIES
OTHER INFORMATION
($ in thousands)

Gross premiums written	$12,161	9,572	$43,826	34,594
Net premiums written	$12,031	9,577	$43,553	34,582

GAAP RATIOS:
Claim & CAE Ratio	72.2%	82.4%	69.1%	74.2%
Expense Ratio	26.7%	18.4%	27.5%	30.9%

Combined Ratio	98.9%	100.8%	96.6%	105.1%

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430